Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

November 17, 2017

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

6,210,000 Shares of 7.50% Series I Cumulative Convertible Preferred Stock

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-3  (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 6,210,000 shares of 7.50% Series I Cumulative Convertible Preferred Stock, par value $0.10 per share of the Company (the “Preferred Shares”) and  (ii) an undetermined number of shares of common stock issuable upon conversion of the Preferred Shares (the “Conversion Common Shares”).  The Preferred Shares were issued pursuant to the Underwriting Agreement dated as of November 8, 2017 among the Company and Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Preferred Shares and the Conversion Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter and that, at the time the Preferred Shares are to be converted into Conversion Common Shares, the number of Conversion Common Shares shall not exceed the total number of authorized but unissued shares of Common Stock of the Company.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed,

Board of Directors
November 17, 2017

and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)         The Preferred Shares were validly issued and are fully paid and nonassessable.

(2)         The Conversion Common Shares, if and when issued upon exercise of the conversion right in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP